Filed Pursuant to Rule 433

Registration No. 333-178979

FINAL TERM SHEET

U.S.$800,000,000 7.625% Notes due 2025

July 1, 2014

Issuer:	Government of Jamaica

Format:	SEC Registered (333-178979) and Regulation S

Currency:	U.S. Dollars

Principal Amount:	U.S.$800,000,000

Final Maturity:	July 9, 2025

Principal Payment Dates:	Principal payments will be made in three equal annual installments on July 9, 2023, July 9, 2024 and July 9, 2025.

Optional Redemption:	None

Coupon Rate:	7.625%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	January 9 and July 9, commencing on January 9, 2015

Issue Price:	100.000%

Net Proceeds:	U.S.$799,200,000, after underwriting discount

Benchmark Treasury:	UST 2.500% due May 2024

Benchmark Treasury Spot and Yield:	99-13+, 2.567%

Spread to Benchmark Treasury:	UST + 505.8 bps

Yield:	7.625%

Pricing Date:	July 1, 2014

Settlement Date:	July 9, 2014 (T+5)

Clearing:	DTC, Euroclear, & Clearstream

Governing Law:	State of New York

Listing:	Luxembourg Euro MTF

Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Joint Lead Managers:	Citigroup Global Markets Inc. (U.S.$400,000,000) BNP Paribas Securities Corp. (U.S.$400,000,000)

Security Identifiers:	CUSIP: 470160 BQ4 ISIN: US470160BQ42

Modifications to Prospectus dated July 1, 2014:	The first sentence of paragraph 6 on page 5 of the prospectus dated July 1, 2014 is hereby deleted in its entirety and replaced as follows: “Jamaica’s total public sector debt as a percentage of nominal GDP increased to 136.4% on December 31, 2013, from 134.3% at December 31, 2012.”

Preliminary Prospectus Supplement:	http://www.sec.gov/Archives/edgar/data/53078/000119312514256821/d752927d424b5.htm

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or the Joint Lead Managers will arrange to send you the prospectus if you request it by calling CITIGROUP GLOBAL MARKETS INC. toll free at 1-800-831-9146 or BNP PARIBAS SECURITIES CORP. toll free at 1-800-854-5674.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2